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                                                                 EXHIBIT 99.1

                                   FOR ADDITIONAL INFORMATION:
                                   Craig Carlson/Senior Vice President
                                   (650) 369-4300 www.cygn.com


FOR IMMEDIATE RELEASE

        Cygnus to Receive $2.726 Million From Arbitration Proceedings
                         Against Pharmacia & Upjohn


REDWOOD CITY, CA - November 30, 1998 - Cygnus, Inc. (Nasdaq: CYGN) announced today the American Arbitration Association issued the final award on the arbitration proceedings between Cygnus and Pharmacia & Upjohn ("Pharmacia") relating to the Nicotrol (Registered Trade Mark) patch (Pharmacia AB, Stockholm, Sweden), Cygnus' smoking cessation patch. Pursuant to the findings from the arbitration proceedings, Cygnus was awarded $4.3 million for prevailing in some of its claims and Pharmacia was awarded $1.575 million for prevailing in some of its claims. Accordingly, Cygnus will realize a net amount of $2.726 million.

Cygnus initiated arbitration proceedings against Pharmacia in May 1997. The agreement between Cygnus and Pharmacia provided that Pharmacia would be obligated to pay Cygnus for, among other things, existing inventory costs and certain purchase order commitments. Pharmacia had a counterclaim against Cygnus in the arbitration, seeking reimbursement for an alleged overpayment in royalties for Nicotrol units shipped in 1996 and 1997. Cygnus' claim and Pharmacia's counterclaim commenced on June 15, 1998 before a panel of the American Arbitration Association.

Cygnus is engaged in the development and manufacture of diagnostic and drug delivery systems utilizing its proprietary technologies to satisfy unmet medical needs cost effectively. Cygnus' current efforts are primarily focused on two core areas: an automatic and continuous glucose monitoring device (the GlucoWatch (Registered Trade Mark) monitor) and transdermal drug delivery systems.

This news release contains forward-looking statements regarding future events and the future performance of the Company that involve risks and uncertainties that may cause the Company's actual results to differ materially. The Company refers you to the documents the Company files from time to time with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain descriptions of certain factors that could cause the Company's actual results to differ from the Company's current expectations and any forward-looking statements contained in this news release.

                                       END